Exhibit 99.1

21 December 2010
Mr. Daniel Shuchman
Partner
MSD Capital, L.P.
645 Fifth Avenue, 21st Floor
New York, New York 10022

Dear Mr. Shuchman:

I am in receipt of your letter dated December 16, 2010.  Although I disagree with many of the assertions and characterizations in your letter, I do care about the views of our public unitholders and am disappointed you are not supportive of the transaction at this time.

As you are aware, Blueknight had a number of legacy issues from the SemGroup bankruptcy, not the least of which were a devastating loss of gathering and transportation revenues and a wholly unsustainable financial structure.  We worked diligently to negotiate a significant equity infusion from the general partners and replace the restrictive and costly credit facility inherited from the SemGroup days.   I hasten to emphasize that the prior credit facility severely limited capital expenditures and prohibited any distributions, all while maintaining secured interests in our assets.

Over the course of several months leading up to the Global Transaction Agreement, we sought the input and advice from highly respected Wall Street institutions.  Without exception each advised that, in order to demonstrate confidence in Blueknight, any refinancing necessarily must be led by Vitol with Vitol taking most or all of a material equity infusion to deleverage Blueknight.  The only difference between these proposals and what we achieved was their recommendation to substitute bonds or notes for all-bank debt, on the basis that Blueknight would not be able to raise $200 million to $300 million in bank debt at attractive terms.

We were successful in raising the $260 million in bank debt, as a result of Vitol shepherding and contributing an incremental $15 million to top-up the credit facility to $275.0 million, thus lowering our overall cost of capital, and, equally important, without imposing a layer of distribution prohibiting covenants from the bond/noteholders.

To make this all possible, Vitol and Charlesbank stepped forward with equity that imposes no restrictive covenants and is at market rates for an entity of Blueknight’s credit worthiness.  This Phase I has given Blueknight a future, the possibility for growth and the ability to make distributions to our unitholders.   As I mentioned on the investor call to discuss the transaction, we hope to reinstitute distributions to our common unitholders commencing with the first quarter of 2011.  As you well know, that will be the first distribution in over two years, a significant achievement.

Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, OK  74136-4216
Tel:  918-237-4000
Fax:  918-237-4001
www.bkep.com

Mr. Daniel Shuchman
21 December 2010

I also take exception to your uninformed and completely unfounded statements regarding the Conflicts Committee of our Board of Directors.  The Conflicts Committee was heavily involved in this process, met numerous times over several months while negotiating a transaction on behalf of Blueknight and its limited partners and was advised by competent and experienced advisors.  The Conflicts Committee should be thanked, rather than attacked, for its efforts.

We continue to review clarifications and assess some possible modifications to the Global Transaction Agreement as we prepare the proxy statement.  We plan to be in New York after the first of the New Year and will contact you about your availability to meet then if you would like to discuss this further.

Very truly yours,

/s/ James C. Dyer, IV
James C. Dyer, IV
Chief Executive Officer

JCD/sxw